EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

     All of the subsidiaries listed below are direct or indirect wholly-owned subsidiaries of Apollo Gold Corporation, each of which is incorporated in Delaware:

Montana Tunnels Mining, Inc.
Standard Gold Mining, Inc.
Florida Canyon Mining, Inc.